EXHIBIT 12.1

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

													One Month
	Three Months		Year Ended										Ended
	Ended March		December				Year Ended November						December
$ in millions	2011		2010		2009		2008		2007		2006		2008

Net earnings/(loss)	$2,735		$8,354		$13,385		$2,322		$11,599		$9,537		$(780)
Add:
Provision/(benefit) for taxes	1,305		4,538		6,444		14		6,005		5,023		(478)
Portion of rents representative of an interest factor	40		169		145		146		137		135		13
Interest expense on all indebtedness	1,749		6,806		6,500		31,357		41,981		31,688		1,002

Pre-tax earnings/(loss), as adjusted	$5,829		$19,867		$26,474		$33,839		$59,722		$46,383		$(243)

Fixed charges[1]:
Portion of rents representative of an interest factor	$40		$169		$145		$146		$137		$135		$13
Interest expense on all indebtedness	1,749		6,810		6,570		31,444		42,051		31,755		1,008

Total fixed charges	$1,789		$6,979		$6,715		$31,590		$42,188		$31,890		$1,021

Preferred stock dividend requirements	2,699		989		1,767		283		291		212		400

Total combined fixed charges and preferred stock dividends	$4,488		$7,968		$8,482		$31,873		$42,479		$32,102		$1,421

Ratio of earnings to fixed charges	3.26	x	2.85	x	3.94	x	1.07	x	1.42	x	1.45	x	N/A [2]

Ratio of earnings to combined fixed charges and preferred stock dividends	1.30	x	2.49	x	3.12	x	1.06	x	1.41	x	1.44	x	N/A [2]

1.	Fixed charges include capitalized interest of $0, $4 million, $70 million, $87 million, $70 million, $67 million, and $6 million for the three months ended March 2011 and years ended December 2010, December 2009, November 2008, November 2007, November 2006 and one month ended December 2008, respectively.

2.	Earnings for the one month ended December 2008 were inadequate to cover total fixed charges and total combined fixed charges and preferred stock dividends. The coverage deficiencies for total fixed charges and total combined fixed charges and preferred stock dividends were $1.26 billion and $1.66 billion, respectively.